Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY COMPLETES

PRIVATE OFFERING OF $250 MILLION 6 1/8% SENIOR

NOTES DUE 2013 AND $150 MILLION 6 7/8% SENIOR SUBORDINATED NOTES DUE 2015

Uncasville, Connecticut, February 8, 2005 – The Mohegan Tribal Gaming Authority (the “Authority”) announced the closing today of a Rule 144A private placement of $250 million 6 1/8% senior notes due 2013 and $150 million 6 7/8% senior subordinated notes due 2015 (the “notes”). The Authority used the net proceeds from this offering to repay amounts outstanding under its bank credit facility and to pay fees and expenses associated with the issuance. The notes are fully guaranteed by Mohegan Basketball Club LLC, Mohegan Commercial Ventures PA, LLC, Downs Racing, L.P., Backside, L.P., Mill Creek Land, L.P. and Northeast Concessions, L.P., the Authority’s wholly owned subsidiaries, and certain of its future subsidiaries that guarantee any of its debt or incur other debt in excess of $25.0 million on an unsecured senior basis.

“I am very pleased with the results of the offering we closed today, which is an indication of our investors’ confidence in the Mohegan Sun property and our diversification activities,” said Leo M. Chupaska, Chief Financial Officer of the Authority.

The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and, until so registered, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, a federally recognized Indian tribe with an approximately 405-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and operate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation and Pocono Downs, a harness racetrack located in Wilkes-Barre, Pennsylvania. The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, the Shops at Mohegan Sun, a 10,000-seat Arena, a 350-seat Cabaret, meeting and convention space and an approximately 1,200-room luxury hotel. More information about Mohegan Sun and the Authority can be obtained by visiting www.mohegansun.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can sometimes be identified by the Authority’s use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information may involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. Information concerning potential factors that could affect the Authority’s financial results is included in the Authority’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004, as well as the Authority’s other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved.